AMENDMENT NO. 2 TO TRUST AGREEMENT

AMENDMENT No. 2 dated as of March 7 2005 (this “Amendment”) to the Trust Agreement dated as of June 29, 1999 (the “Trust Agreement”), as amended by Amendment No.1 on March 4, 2005, between GOLDMAN, SACHS & CO., as sponsor (the “Sponsor”) and PAUL S. EFRON, as trustee (the “Resigning Trustee”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Trust Agreement.

WHEREAS, Paul S. Efron wishes to resign as trustee of the Trust and Donald J. Puglisi is hereby appointed as trustee of the Trust (the “Successor Trustee”); and

NOW, THEREFORE, in consideration of the promises, representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.          Successor Trustee. Paul S. Efron hereby resigns as trustee of the Trust, in accordance with the provisions of Section 5 of the Trust Agreement, and the Sponsor, as the sole holder of any beneficial interest in the Trust as of the date of this Agreement, hereby accepts the resignation of Paul S. Efron and appoints Donald J. Puglisi to be the Successor Trustee.

2.          Governing Law. This Amendment is executed and delivered in the State of New York, and all laws or rules of construction of the State of New York shall govern the rights of the parties hereto.

3.          Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment be duly executed as of the first date written above.

GOLDMAN, SACHS & CO., as Sponsor

By	/s/ Goldman, Sachs & Co.

PAUL S. EFRON, as Resigning Trustee

By	/s/ Paul S. Efron

DONALD J. PUGLISI, as Successor Trustee

By	/s/ Donald J. Puglisi